Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525.1	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FINANCIAL RESULTS
FOR FISCAL 2008 FOURTH QUARTER AND FULL YEAR

VAN NUYS, Calif. - August 4, 2008 - Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the 2008 fiscal fourth quarter and full year ended May 31, 2008.

“In our fiscal fourth quarter, we posted double-digit revenue increases as sales from our foreign operations continued to grow, demand for test and measurement equipment remained solid, and our distribution channel gained additional traction,” said Electro Rent’s Chairman and CEO Daniel Greenberg. “At the same time, ongoing difficult economic conditions and a competitive marketplace prevented us from achieving our goal of double-digit growth in profitability.”

Total revenues increased 16.4% to $38.9 million for the fourth quarter of fiscal 2008 from $33.4 million for last year’s fiscal fourth quarter. Rental and lease revenues rose to $27.6 million from $27.2 million last year. Equipment sales and other revenues increased 79.6% to $11.3 million for the fiscal 2008 fourth quarter from $6.3 million in the previous year period.

SG&A expenses for the fiscal 2008 fourth quarter were $11.5 million, or 29.7% of total revenues, compared with $10.3 million, or 30.7% of total revenues, in the year-ago period. Total operating expenses were $31.2 million for the fiscal 2008 period, compared with $24.8 million a year earlier, primarily reflecting higher equipment sales costs, commensurate with increased equipment revenues.
Operating profit for the fiscal 2008 fourth quarter was $7.7 million, versus $8.6 million for last year’s fourth quarter. Operating margin was 19.7% in the fourth quarter of fiscal 2008, versus 25.9% for the fourth quarter of fiscal 2007. Net income for the fourth quarter of fiscal 2008 was $5.2 million, or $0.20 per diluted share, compared with $6.2 million, or $0.24 per diluted share, last year.

“In fiscal 2008, we continued to expand and implement our strategic business plan and established more meaningful supplier and customer relationships,” Greenberg said. “We significantly increased our presence in foreign markets, most notably in Europe and China, made additional strong progress in our distribution channel, and expect to build a stronger leadership position in the marketplace on an international scale within the next several years.

“Over the last several years, we have worked hard to design and implement a strategy aimed at finding a different and exciting path for Electro Rent. We have successfully diversified our business while growing and strengthening our core capabilities to better meet our customers’ product and service requirements around the globe,” Greenberg continued. “We remain excited about our long-term future but are cognizant of how current difficult economic forces appear to be affecting most sectors of the economy, including our own. With continued focus and determination, we believe we can work our way through the current economic situation and extend our status as one of the world’s premier electronic equipment rental, lease and sales companies.”

For the full fiscal 2008 year, total revenues increased 13.9% to $144.5 million from $126.9 million in fiscal 2007. Rental and lease revenues for fiscal 2008 grew 5.5% to $108.8 million from $103.1 million for fiscal 2007. Revenues from equipment sales and other revenues increased 50.5% to $35.8 million from $23.8 million for fiscal 2007.

SG&A expenses were $43.9 million for fiscal 2008, versus $42.0 million for the prior year, but declined to 30.4% of total revenues for fiscal 2008 from 33.1% for fiscal 2007. Total operating expenses for fiscal 2008 were $113.8 million, compared with $97.8 million last year. Operating margin was 21.2% in fiscal 2008, compared with 22.9% a year ago.

Operating profit for fiscal 2008 increased 5.8% to $30.7 million from $29.0 million in the prior-year period. Fiscal 2008 net income was $21.1 million, or $0.81 per diluted share, compared with $21.0 million, or $0.81 per diluted share, in fiscal 2007, which included in other income a $1.6 million legal settlement in the third quarter.

Equipment purchases were $23.2 million and $76.0 million during the fiscal 2008 fourth quarter and full year, respectively, compared with $27.3 million and $74.3 million for the fiscal 2007 fourth quarter and full year. The book value of Electro Rent's equipment pool rose to $172.5 million at May 31, 2008 from $161.8 million at May 31, 2007. Total shareholders' equity increased to $256.1 million at May 31, 2008 from $243.5 million at the same time last year. As of May 31, 2008, the company had no debt.

At May 31, 2008, Electro Rent had $51.0 million in cash and cash equivalents and $22.6 million in auction rate securities (ARS) for a total cash, cash equivalents and investments balance of $73.6 million, compared with $80.7 million at May 31, 2007.

The company’s ARS are long-term debt instruments backed by student loans, a substantial portion of which are guaranteed by the U.S. government. All of the company’s ARS have credit ratings of AAA or AA, and none are mortgage-backed debt obligations. Historically, these ARS were highly liquid, using a Dutch auction process that resets the applicable interest rate at predetermined intervals, typically every 35 days, to provide liquidity at par. However, as a result of recent liquidity issues experienced in the global credit and capital markets, the auctions for all of the company’s ARS failed beginning in February 2008 when sell orders exceeded buy orders. The failures of these auctions do not affect the value of the collateral underlying the ARS, and Electro Rent will continue to earn and receive interest on its ARS at contractually set rates, with spreads tied to particular interest rate indexes.

The company values the ARS from quotes received from our broker which are derived from their internally developed model. In determining a discount factor for each ARS, the model weighted various factors, including assessments of credit quality, duration, insurance wraps, portfolio composition, discount rates, overall capital market liquidity and comparable securities, if any. Electro Rent considers declines in ARS fair market values due to lack of liquidity to be a temporary impairment that is recorded as an unrealized loss in the shareholders’ equity section of its balance sheet. However, the company will not be able to liquidate its ARS until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process or the security matures. In the fourth quarter of fiscal 2008, the company recorded an unrealized loss of $1.0 million on its ARS. Given the approximately $51.0 million the company holds in cash and cash equivalents, primarily U.S. Treasury money market funds, and its lack of bank debt, the company expects to continue to finance its operations even if its ARS were to be illiquid for an extended period of time. Additional information about Electro Rent’s ARS investments can be found in the company’s Form 10-K for the year ended May 31, 2008.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include statements about positive trends in our business, continued improvements in our international business, traction of our distribution channel strategy and progress toward achieving the company’s longer-term strategic objectives, among others, reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; 000's omitted, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31		May 31
	2008	2007	2008	2007

Revenues:
Rentals and leases	$27,648	$27,165	$108,761	$103,083
Sales of equipment and other revenues	11,253	6,264	35,775	23,776

Total revenues	38,901	33,429	144,536	126,859

Operating expenses:
Depreciation of rental and lease equipment	11,518	10,685	44,987	42,174
Costs of revenues other than
depreciation of rental and lease equipment	8,168	3,836	24,914	13,674
Selling, general and administrative expenses	11,542	10,260	43,940	42,000

Total operating expenses	31,228	24,781	113,841	97,848

Operating profit	7,673	8,648	30,695	29,011

Interest income, net	665	1,042	3,292	3,869

Income from settlements	-	-	-	1,571

Income before income taxes	8,338	9,690	33,987	34,451

Income tax provision	3,128	3,522	12,883	13,402

Net income	$5,210	$6,168	$21,104	$21,049

Earnings per share:
Basic	$0.20	$0.24	$0.81	$0.82
Diluted	$0.20	$0.24	$0.81	$0.81

Shares used in per share calculation:
Basic	25,948	25,897	25,910	25,716
Diluted	26,108	26,115	26,079	26,053

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; 000's omitted)

	May 31
	2008	2007

Assets

Cash and cash equivalents	$50,964	$57,172
Investments	22,601	23,550
Accounts receivable, net	23,128	17,161
Rental and lease equipment, net	172,468	161,806
Other property, net	14,341	14,990
Goodwill	3,109	2,859
Intangibles, net	1,069	1,571
Other	5,402	5,710

	$293,082	$284,819

Liabilities and Shareholders' Equity

Liabilities:
Accounts payable	$4,562	$10,084
Accrued expenses	12,565	11,019
Deferred revenue	4,943	5,047
Deferred tax liability	14,904	15,190

Total liabilities	36,974	41,340

Commitments and contingencies

Shareholders' equity:
Common stock	33,938	32,212
Accumulated other comprehensive loss	(619)	-
Retained earnings	222,789	211,267
Total shareholders' equity	256,108	243,479

	$293,082	$284,819

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